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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                            Allegiance Telecom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   01747T102
                        ------------------------------
                                 (CUSIP Number)

                                    7-1-98
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Frontenac VII Limited Partnership     36-4142463

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               4,059,999

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                4,059,999

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,059,999
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         PN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Frontenac Company VII, LLC     36-4140618

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               4,262,999/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                4,262,999/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         LLC

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul D. Carbery

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Cowie

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Crawford III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Rodney L. Goldstein

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Martin J. Koldyke

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Martin Laird Koldyke

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Roger S. McEniry

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Laura P. Pearl

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

  CUSIP No. 01747T102
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeremy H. Silverman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UK

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             4,262,999/1/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             4,262,999/1/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         4,262,999/1/
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         8.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         IN

------------------------------------------------------------------------------

                                 SCHEDULE 13G


Item 1.  Security and Issuer.
         -------------------

         Security:                      Common Stock

         Issuer:                        Allegiance Telecom, Inc.
                                        1950 Stemmons Freeway
                                        Suite 3026
                                        Dallas, TX 75207

Item 2.  Identity and Background.
         -----------------------

    (a)  Name:  Frontenac VII Limited Partnership
                Frontenac Company VII, LLC (general partner of Frontenac VII) James E. Cowie (member of Frontenac Company VII, LLC)
                Paul D. Carbery (member of Frontenac Company VII, LLC)
                James E. Crawford, III (member of Frontenac Company VII, LLC) Rodney L. Goldstein (member of Frontenac Company VII, LLC) Martin J. Koldyke (member of Frontenac Company VII, LLC)
                M. Laird Koldyke (member of Frontenac Company VII, LLC)
                Roger S. McEniry (member of Frontenac Company VII, LLC)
                Laura P. Pearl (member of Frontenac Company VII, LLC)
                Jeremy H. Silverman (member of Frontenac Company VII, LLC)

    (b)  Address: 135 S. LaSalle Street, Suite 3800
                  Chicago, IL 60603

         Citizenship: See Item 4 of each of pages 2 to 12

    (c)  Principal Business: Private Equity Investment Fund

    (d)  Title of Class of Securities: Common Stock

    (e)  CUSIP Number: 01747T102

Item 3.  Not Applicable

Item 4.  Ownership

           (a) Amount Beneficially Owned: See Item 9 of each of pages 2-12 for the beneficial ownership of each member of the group, and footnote 1 below.

           (b) Percent of Class: See Item 11 of each of pages 2-12 for the percent of class beneficially owned by each member of the group, and footnote 1 below.

           (c)  Number of shares as to which such person has:

                (i) sole power to vote or direct the vote: See Item 5 of each of pages 2-12 for the information regarding each member of the group, and footnote 1 below.

                (ii) shared power to vote or direct the vote: See Item 6 of each of pages 2-12 for the information regarding each member of the group, and footnote 1 below.

                (iii) sole power to dispose or to direct the disposition of:
                      See Item 7 of each of pages 2-12 for the information regarding each member of the group, and footnote 1 below.

                (iv)  shared power to dispose or to direct the disposition of:
                      See Item 8 of each of pages 2-12 for the information regarding each member of the group, and footnote 1 below.


Each of Frontenac Company VII, LLC, Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. Martin Koldyke, Mr. M. Laird Koldyke, Mr. McEniry, Ms. Pearl and Mr Silverman expressly declares that the filing of this Schedule 13G shall not be construed as an admission that such entity or person is, for purposes of
Section 13(d) or Section 13(g), the beneficial owner of the securities of Issuer identified in this Schedule 13G.

Items 5-7.    Not Applicable

Item 8        See footnote 1 below

Items 9-10.   Not Applicable

_______________

     /1/Frontenac VII Limited Partnership ("Frontenac VII") is the beneficial and record holder of 4,059,999 common shares of the issuer. Frontenac Masters VII Limited Partnership ("Masters") is the beneficial and record holder of 203,000 common Shares of the issuer. Frontenac Company VII, LLC as the general partner of Frontenac VII and Masters, has the sole power to direct the vote of and direct the disposition of the shares held by Frontenac VII and Masters. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Mr. McEniry, Ms. Pearl and Mr. Silverman are members of Frontenac Company VII, LLC with the shared power to indirectly direct the voting of and the disposition of the common shares held by Frontenac VII and Masters. Beneficial ownership is disclaimed by each member pursuant to Rule 13d-4.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 1999



Frontenac VII Limited Partnership

By: Frontenac Company VII, LLC
    its general partner

    /s/ Karen C. Fanelli
By: _____________________________
    Karen C. Fanelli, under power of attorney
     for Frontenac Company VII, LLC



Frontenac Company VII, LLC

    /s/ Karen C. Fanelli
By: ______________________________
    Karen C. Fanelli, under power of attorney
     for Frontenac Company VII, LLC

Schedule 13G of
Frontenac VII Limited Partnership, et.al.


/s/ Karen C. Fanelli
_______________________________
Karen C. Fanelli, Under Power of Attorney for:
    Paul D. Carbery
    James E. Cowie
    James E. Crawford, III
    Rodney L. Goldstein
    M. Laird Koldyke
    Martin J. Koldyke
    Roger S. McEniry
    Laura P. Pearl
    Jeremy H. Silverman